EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

AMC ENTERTAINMENT HOLDINGS, INC.

MARQUEE MERGER SUB INC.

and

MARQUEE HOLDINGS INC.

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 11, 2007, by and among AMC Entertainment Holdings, Inc., a Delaware corporation (“Parent”), Marquee Holdings Inc., a Delaware corporation (“Marquee”) and Marquee Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Parent, Marquee and Merger Sub are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”), Parent, Merger Sub and Marquee desire to engage in a merger transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into Marquee with Marquee as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Marquee have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, the respective companies and their respective stockholders and have recommended that their respective stockholders consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, in connection with the consummation of the Merger, Apollo Investment Fund V, L.P., the sole shareholder of Parent shall approve an amendment to the Certificate of Incorporation of Parent pursuant to which the share of capital stock of Parent outstanding immediately prior to the Effective Time (as defined below) will be cancelled and, by virtue of the Merger, new shares of stock of Parent will be issued to the current stockholders of Marquee;

WHEREAS, the Parties intend the Merger to be treated as a contribution by Marquee stockholders of Marquee capital stock to Parent in exchange for Parent capital stock in a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I.
THE MERGER; EFFECTIVE TIME

Section 1.1.            The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time (as defined below), Merger Sub shall be merged with and into Marquee and the separate corporate existence of Merger Sub shall cease thereupon.  Marquee shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Marquee with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL.

Section 1.2.            Effective Time.  Marquee shall prepare and file with the Secretary of State of the State of Delaware, a certificate of merger with respect to the Merger (the “Merger Certificate”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the time when the Merger Certificate has been duly filed with the Delaware Secretary of State or as otherwise specified therein (the “Effective Time”).

ARTICLE II.
ORGANIZATIONAL DOCUMENTS

Section 2.1.            Organizational Documents.  The Certificate of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, shall be in the forms attached hereto as Exhibit A and Exhibit B, respectively.

ARTICLE III.
DIRECTORS AND OFFICERS

Section 3.1.            Directors and Officers.  The directors and officers of Marquee immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the organizational documents of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the organizational documents of the Surviving Corporation and in accordance with applicable Law.

ARTICLE IV.
EFFECT OF MERGER ON CAPITAL STOCK;
MERGER CONSIDERATION

Section 4.1.            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Marquee or Merger Sub:

(a)           Cancellation of Capital Stock Owned by Marquee.  Each share of capital stock of Marquee issued and outstanding or held in treasury immediately prior to the Effective Time and owned by Marquee shall be automatically canceled and shall cease to exist without payment of any consideration in respect thereof.

(b)           Class A-1 Common Stock.  Each share of Class A-1 Common Stock, par value $0.01 per share, of Marquee issued and outstanding immediately prior to the Effective Time (other than such shares owned by Marquee) shall be automatically converted into the right to receive, and shall evidence solely the right to receive upon surrender of the certificates representing such shares in Marquee, a validly issued, fully paid and nonassessable share of Class A-1 Common Stock, $0.01 par value per share (“Parent Class A-1 Common Stock”), of Parent (the “Class A-1 Merger Consideration”).

(c)           Class A-2 Common Stock.  Each share of Class A-2 Common Stock, par value $0.01 per share, of Marquee issued and outstanding immediately prior to the Effective Time (other than such shares owned by Marquee) shall be automatically converted into the right to receive, and shall evidence solely the right to receive upon surrender of the certificates representing such shares in Marquee, a validly issued, fully paid and nonassessable share of Class A-2 Common Stock, $0.01 par value per share (“Parent Class A-2 Common Stock”), of Parent (the “Class A-2 Merger Consideration”).

(d)           Class L-1 Common Stock.  Each share of Class L-1 Common Stock, par value $0.01 per share, of Marquee issued and outstanding immediately prior to the Effective Time (other than such shares owned by Marquee) shall be automatically converted into the right to receive, and shall evidence solely the right to receive upon surrender of the certificates representing such shares in Marquee, a validly issued, fully paid and nonassessable share of Class L-1 Common Stock, $0.01 par value per share (“Parent Class L-1 Common Stock”), of Parent (the “Class L-1 Merger Consideration”).

(e)           Class L-2 Common Stock.  Each share of Class L-2 Common Stock, par value $0.01 per share, of Marquee issued and outstanding immediately prior to the Effective Time (other than such shares owned by Marquee) shall be automatically converted into the right to receive, and shall evidence solely the right to receive upon surrender of the certificates representing such shares in Marquee, a validly issued, fully paid and nonassessable share of Class L-2 Common Stock, $0.01 par value per share (“Parent Class L-2 Common Stock”), of Parent (the “Class A-1 Merger Consideration”).

(f)            Class N Common Stock.  Each share of Class N Common Stock, par value $0.01 per share, of Marquee issued and outstanding immediately prior to the Effective

Time (other than such shares owned by Marquee) shall be automatically converted into the right to receive, and shall evidence solely the right to receive upon surrender of the certificates representing such shares in Marquee, a validly issued, fully paid and nonassessable share of Class N Common Stock, $0.01 par value per share (“Parent Class N Common Stock”), of Parent (the “Class N Merger Consideration”).

(g)           Common Stock.  Each share of Common Stock, par value $0.01 per share, of Marquee issued and outstanding immediately prior to the Effective Time (other than such shares owned by Marquee) shall be automatically converted into the right to receive, and shall evidence solely the right to receive upon surrender of the certificates representing such shares in Marquee a validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share (“Parent Common Stock” and, together with Parent Class A-1 Common Stock, Parent Class A-2 Common Stock, Parent Class L-1 Common Stock, Parent Class L-2 Common Stock and Parent Class N Common Stock, the “Parent Stock”)), of Parent (the “Common Stock Merger Consideration”).

Section 4.2.            Merger Sub Common Stock.  The share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, and shall evidence solely the right to receive upon surrender of the certificate representing such share, a validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.3.            Merger Consideration.  All shares of capital stock of Marquee converted into the right to receive shares of Parent Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of capital stock of Marquee (a “Marquee Certificate”) shall thereafter cease to have any rights with respect to such shares, except the right to receive in respect of each such share the applicable Common Stock Merger Consideration.

Section 4.4.            Stock Certificates and Merger Consideration.

(a)           Marquee Stock Certificates.  From and after the Effective Time, and without any further action on the part of any holder of capital stock of Marquee, each outstanding Marquee Certificate which immediately prior to the Effective Time represented capital stock of Marquee, shall be deemed for all purposes to evidence ownership of the Common Stock Merger Consideration attributable to such Marquee Certificate.

(b)           Exchange Procedures.  Promptly after the Effective Time, each holder of Marquee Certificates shall be entitled to submit such Marquee Certificates (or affidavits of loss in lieu thereof) to Parent in exchange for the Common Stock Merger Consideration attributable thereto, in accordance with this Agreement.

(c)           Transfers.  After the Effective Time, the stock transfer books of Marquee shall be closed, and there shall be no further registration of transfers on the stock transfer books of Marquee of the shares of capital stock of Marquee that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of

Marquee Certificates evidencing ownership of shares of capital stock of Marquee outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by applicable law.

(d)           Lost, Stolen or Destroyed Certificates.  In the event any Marquee Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Marquee Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Marquee Certificate, Parent will pay in exchange for such lost, stolen or destroyed Marquee Certificate the consideration due such holder pursuant to Article IV of this Agreement upon due surrender of the shares of capital stock of Marquee represented by such Marquee Certificate.

ARTICLE V.
CONDITIONS; AMENDMENT AND TERMINATION

Section 5.1.            Amendment.  At any time prior to the Effective Time, this Agreement may be amended by the Boards of Directors of Marquee and Merger Sub to the extent permitted by the laws of the State of Delaware, notwithstanding favorable action on the Merger by Parent or the stockholders of Marquee.

Section 5.2.            Termination.  At any time prior to the Effective Time, this Agreement may be terminated and abandoned by the Board of Directors of either Marquee or Merger Sub, notwithstanding favorable action on the Merger by Parent or the stockholders of Marquee.

ARTICLE VI.
MISCELLANEOUS

Section 6.1.            Further Actions.  Parent, Merger Sub and Marquee agree to execute and deliver such instruments, and to take all such further actions, including, without limitation, the execution and filing of such instruments in the State of Delaware, as shall be necessary or desirable to carry out this Agreement and to consummate and effect the Merger and the transactions contemplated hereby.

Section 6.2.            Parent Certificate of Incorporation.  Immediately prior to the Effective Time, Parent will amend and restate its Certificate of Incorporation to contain substantially the same terms, rights, powers and preferences set forth in the Marquee Certificate of Incorporation immediately prior to the Effective Time, and at the Effective Time, Parent will cancel the one outstanding share of Parent capital stock outstanding immediately prior to the Effective Time.

Section 6.3.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 6.4.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.  Any purported assignment made in contravention of this Section 6.4 shall be null and void.

Section 6.5.            Notices.  All notices and other communications required or permitted hereunder shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by Parent, Merger Sub or Marquee from time to time by like notice to the other parties hereto:

If to an Party:                                                                        AMC Entertainment Holdings, Inc.
920 Main Street
Kansas City, MO  64105
Attn.:   Kevin M. Connor
Facsimile:  (816) 480-4700

with a copies to:                                                         Latham & Watkins
885 Third Avenue
New York, NY  10022
Attn.:      David S. Allinson, Esq.
Facsimile:   (212) 751-4864

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY  10036
Attn.:      Monica Thurmond, Esq.
Facsimile:   (212) 326-2061

All notices and other communications given in accordance with the provisions hereunder shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 6.6.            Severability.  It is the intention of the parties that the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  It is the intention of the parties that if any provision of this Agreement, or the application thereof to any person or circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as the may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.7.            Counterparts.  This Agreement may be executed in on or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by duly authorized officers as of the date first written above.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President and
Chief Financial Officer

MARQUEE MERGER SUB INC.

By:	/s/Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President and
Chief Financial Officer

MARQUEE HOLDINGS INC.

By:	/s/ Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President and
Chief Financial Officer

EXHIBIT A

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

(see attached)

EXHIBIT B

SURVIVING CORPORATION BYLAWS

(see attached)